Larson Allen SM


                          CPAs, Consultants & Advisors
                              www.larsonallen.com


                        INDEPENDENT ACCOUNTANTS' CONSENT




To the Board of Directors and Shareholders
FSF Financial Corp. & Subsidiaries
Hutchinson, Minnesota 55350

We consent to the use of our report dated October 26, 2002, relating to the consolidated balance sheet of FSF Financial Corp. and Subsidiaries as of September 30, 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the two fiscal years in the period ended September 30, 2002, which report appears in the Company's September 30, 2003 Form 10-K filed with the SEC.


/s/Larson, Allen, Weishair & Co., LLP

Larson, Allen, Weishair & Co., LLP
Austin, Minnesota
December 18, 2003